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                                                                  EXHIBIT 99.B

                   [LETTERHEAD OF COMMONWEALTH ASSOCIATES]


                                                         August 9, 1995

The Board of Directors
MHI Group, Inc.
3100 Capital Circle N.E.
Tallahassee, Florida 32308

Gentlemen,

  We understand that MHI Group, Inc. ("MHI" or "the Company"), Loewen Group International, Inc. ("Loewen" or "the Parent") and a wholly-owned subsidiary of the Parent ("the Purchaser") propose to enter into an Agreement and Plan of Merger ("the Merger Agreement"), dated as of August 9, 1995, pursuant to which the Purchaser will make a tender offer ("the Offer") for any and all outstanding shares of the Company's common stock, par value $0.40 per share ("the Common Stock"), at $10.25 per share of Common Stock, net to the seller in cash. The Merger Agreement also provides that, following consummation of the Offer, the Purchaser will be merged with and into the Company in a transaction ("the Merger") in which each remaining share of Common Stock will be converted into the right to receive $10.25 in cash.

  You have requested our opinion as to the fairness, from a financial point of view, of the proposed cash consideration to be received by the shareholders of the Common Stock (other than Loewen and its affiliates) in the Offer and the Merger.

  For purposes of the opinion set forth herein, we have, inter alia:

    (i) reviewed certain publicly available financial statements and other information relating to the Company;

    (ii) analyzed certain internal financial statements and other financial and operating data concerning the Company prepared by its management;

    (iii) analyzed certain financial projections prepared by the management of the Company;

    (iv) conducted discussions with members of the senior management off MHI with respect to its business and prospects;
    (v)    reviewed the reported prices and trading activity for the Common
           Stock;

    (vi) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of each of the other North American publicly traded, death-care companies and its securities;

    (vii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

    (viii) reviewed the Merger Agreement; and

    (ix) conducted such other studies, reviews and analyses as we have deemed appropriate.
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  For the purposes of our opinion we have relied upon, and have assumed the accuracy and completeness of publicly available information and the financial and other information provided to us by the Company, but we have not assumed any responsibility for independent verification of any of the foregoing information. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of MHI. We express no view as to such financial forecasts or the assumptions on which they were based. We have not made any independent appraisal of the assets or liabilities of the Company. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

  We have acted as financial advisor to the Company in connection with the Offer and the Merger and will receive a fee for our services, including for rendering this opinion.

  Our engagement and the opinion expressed herein are solely for the benefit of the Company's Board of Directors and are not on behalf of, and are not intended to confer rights or remedies upon any stockholders of the Company or any other person. It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent, except as may otherwise be required by law or a court of competent jurisdiction.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the cash consideration to be received by holders of the Common Stock, pursuant to the Offer or the Merger as the case may be, is fair to such holders from a financial point of view.

                                Yours sincerely,

                            Commonwealth Associates



By: /s/ Michael R. Lyall                By: /s/ Mark S. Behrman
    ----------------------------            ---------------------------
    Michael R. Lyall                        Mark S. Behrman
    Managing Director                       Managing Director

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